Exhibit 99.1

PRESS RELEASE

Rokk3r Labs Launches Public Company

MIAMI, FL, FEB 23, 2018 (PR Newswire) – Rokk3r Labs, LLC, a company builder with international operations headquartered in Miami,  jointly announced today with Eight Dragons Company (OTC: EDRG and “Rokk3r”), its launch of a company building platform under the Rokk3r brand. EDRG is in the process of changing its name and trading symbol following Rokk3r Labs acquisition of a controlling interest in EDRG as prevsioulsy reported by EDRG in its filing on Form 8-K as filed with the Securities and Exchange Commission. EDRG has begun operations under the Rokk3r name.

Led by Rokk3r Labs partners Nabyl Charania and Germán Montoya, along with Rokk3r Fuel ExO General Partner Jeff Ransdell, the launch is designed to leverage the Rokk3r team’s experience of cobuilding and investing in a portfolio of over 40 companies including AdMobilize and HYP3R, to provide a risk mitigated approach to company building globally and expand its operations virtually.

Rokk3r plans to expand its virtual company builder operations globally, providing a comprehensive digital platform encompassing education, idea validation, funding, team matching, and access to experts, mentors, and advisors needed to cobuild exponential companies.  Rokk3r plans to utilize a blockchain based operating system utilizing hybrid human and machine intelligence that leverages smart contracts and cryptocurrencies to enable a trusted global entrepreneurial marketplace.  Rokk3r plans to provide blockchain acceleration services including distributed ledger architecture & infrastructure, and corresponding tokens/cryptocurrencies design.

Adding to existing Rokk3r Labs offices in Bogota, London and Miami, Rokk3r plans the expansion of its global footprint through Rokk3r Hubs - physical locations expected to broaden the company’s reach to attract talent, entrepreneurs, and investors interested in cobuilding exponential companies.  Rokk3r plans to provide entry to the startup/creative economy, a traditionally illiquid asset, in a risk mitigated and professional manner.

For Inquiries: press@rokk3r.com :: 1.888.3ROKK3R :: www.rokk3r.com

Contact: Jared Shapiro (917) 553-4542  | jared@TheTagExperience.com
www.TheTagExperience.com